PROSPECTUS SUPPLEMENT NO. 6                     FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED JUNE 20, 2001                     REGISTRATION NO. 333-37684

                                  $200,000,000
                             PINNACLE HOLDINGS INC.
                  5.5% CONVERTIBLE SUBORDINATED NOTES DUE 2007
             AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES
           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 30, 2001

         This prospectus supplement relates to the resale by the selling securityholders of 5.5% convertible subordinated notes due 2007 of Pinnacle Holdings Inc. and the shares of common stock, par value of $0.01 per share, issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated June 20, 2001, prospectus supplement No. 1 dated July 27, 2001, prospectus supplement No. 2 dated August 3, 2001, prospectus supplement No. 3 dated August 15, 2001, prospectus supplement No. 4 dated August 29, 2001 and prospectus supplement No. 5 dated September 14, 2001, which are to be delivered with this prospectus supplement.

         The following table sets forth information concerning beneficial ownership of the notes by the selling securityholders as listed below. This table supplements the information provided in the prospectus dated June 20, 2001, prospectus supplement No. 1 dated July 27, 2001, prospectus supplement No. 2 dated August 3, 2001, prospectus supplement No. 3 dated August 15, 2001, prospectus supplement No. 4 dated August 29, 2001 and prospectus supplement No. 5 dated September 14, 2001. All information concerning beneficial ownership has been furnished by the selling securityholders on or before October 29, 2001.

                                                  PRINCIPAL AMOUNT
                                                      OF NOTES              NUMBER OF SHARES         RELATIONSHIPS
                                                 BENEFICIALLY OWNED          OF COMMON STOCK              WITH
NAME                                              THAT MAY BE SOLD          THAT MAY BE SOLD(1)         PINNACLE
----                                             ------------------         -------------------      -------------
CRT Capital Group LLC                             $      2,000,000                 25,518                  No
Fir Tree Value Fund, L.P.                         $     25,255,150                338,235                  No
Fir Tree Institutional Value Fund, L.P.           $     10,939,475                146,512                  No
Fir Tree Value Partners LDC                       $      2,080,375                 27,853                  No
Fir Tree Recovery Master Fund, L.P.               $      1,300,000                 17,863                  No
Shelby County Trust Bank as
   custodian for Citizens Security
   Life Insurance Company                         $        500,000                  6,380                  No

(1) Assumes conversion of all of the selling securityholders' notes at a conversion price of $78.375 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Under the terms of the indenture governing the notes, fractional shares will not be issued upon conversion of the notes. Pinnacle Holdings Inc. will pay an amount in cash in lieu of fractional shares, if any.